www.centex.com P.O. Box 199000 Dallas, Texas 75219-9000 2728 North Harwood Dallas, Texas 75201-1516 Phone: (214) 981-5000
N e w s R e l e a s e
FOR IMMEDIATE RELEASE
For additional information, contact at (214) 981-5000:
Leldon E. Echols, Executive Vice President and Chief Financial Officer
Matthew G. Moyer, Vice President—Investor Relations
http://www.centex.com
CENTEX REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR RESULTS
Fourth quarter earnings per diluted share of $3.04
Fiscal year 2006 earnings per diluted share of $9.71
DALLAS — April 26, 2006: Centex Corporation (NYSE: CTX) today announced record revenues, operating earnings and diluted earnings per share for the quarter ended March 31, 2006, as well as record results for the tenth consecutive fiscal year.
Highlights of the quarter ended March 31, 2006 (compared to last year’s fourth quarter):
•	Revenues grew 25% to $4.55 billion

•	Earnings per diluted share from continuing operations grew 17% to $2.92

•	Home closings increased 22% to 12,336

•	Home Building operating earnings grew 15% to $601 million

•	Unit backlog declined 6% on a sales (orders) decline of 11% in units
Highlights of fiscal year 2006 (compared to fiscal year 2005):
•	Revenues grew 23% to $14.40 billion

•	Earnings per diluted share from continuing operations grew 35% to $9.20

•	Home Building operating earnings increased 38% to $1.91 billion

•	Repurchased 9.25 million shares, or approximately 7% of shares outstanding

•	Return on average stockholders’ equity exceeded 27%
     Tim Eller, Centex Corporation Chairman and CEO, said, “Our record results in fiscal year 2006 reflect the strength of our product mix and geographic diversity as well as the fundamental strength of the U.S. economy. Core demand for our housing products remains strong despite a current transition to more normal conditions in those markets that have exhibited above trend pricing growth. One of the ways we have positioned ourselves for this changing environment is by slowing the growth of our land position. While closings growth will moderate for fiscal 2007, we will continue to expand our local market shares and improve our operating efficiency with a particular focus on overhead management.”

Centex Corporation, Page 2 of 3
HOME BUILDING
     Fiscal 2006’s fourth quarter revenues were $3.98 billion, 29% higher than the same quarter last year. Operating earnings were $601 million for the quarter, 15% higher than the same quarter a year ago.
     The 15% increase in operating earnings was achieved on a 22% increase in closings to 12,336 homes in this year’s fourth quarter and a 10% increase in the average sales prices of homes delivered.
     The total home building operating margin, including land sales, was 15.1%, down 190 basis points versus last year’s fourth quarter, mainly due to significantly less earnings from land sales in this quarter. Additionally, the company wrote down the value of certain option deposits and pre-acquisition costs, and certain land parcels, to align the company’s land position to current conditions in markets such as Washington D.C., Sacramento, and San Diego. The net effect of these provisions reduced reported earnings in the quarter by approximately $0.14 per share.
     The housing operating margin increased 20 basis points to 15.2%, reflective of 20 basis points of SG&A leverage on housing revenues and a flat gross margin.
     Full year fiscal 2006 operating earnings reached a record $1.91 billion, 38% higher than fiscal 2005. Revenues of $12.27 billion for fiscal year 2006 were 31% higher than last year’s revenues. For fiscal 2006, Centex delivered 39,232 homes, up 18% over last year.
OTHER BUSINESSES
CTX Mortgage, Title and Insurance Group (CMTIG)
     Operating earnings from CMTIG totaled $21 million for the fourth quarter of fiscal 2006, equal to the same quarter a year ago. Total originations increased 6%, helped by a significant increase in originations from Centex’s home building operations. CMTIG provided loans to 77% of Centex Homes’ buyers during the fourth quarter, up four percentage points versus last year’s fourth quarter.
Construction Services
     Operating earnings from Construction Services were $14 million for the fourth quarter this year, resulting in an operating margin of 3.1%, up 130 basis points from last year’s fourth quarter. New contracts for the quarter were approximately $452 million, increasing the backlog of uncompleted construction contracts at March 31, 2006 to $2.96 billion, 48% more than a year ago.
ADDITIONAL DEVELOPMENTS
     As previously announced, Centex has entered into a definitive agreement to sell Centex Home Equity Company, LLC (CHEC), its sub-prime home equity mortgage lender. The sale is subject to certain conditions including regulatory approvals and is expected to close in approximately 90 days. Based on current information, Centex estimates that net after-tax cash available in connection with the sale, at closing, will be approximately $575 million. As a result of the proposed sale, CHEC’s financial results are now reported as a component of discontinued operations.
     In the fourth fiscal quarter, Centex repurchased 2,500,000 shares at an average price of $70.56 per share. There are 2,500,000 shares remaining in the current repurchase authorization.
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Centex Corporation, Page 3 of 3
OUTLOOK
     Taking into consideration its current backlog and the housing market conditions, as well as the classification of CHEC’s earnings into results from discontinued operations, Centex’s full year 2007 earnings guidance is now $8.50 to $10.00 per fully diluted share from continuing operations. Additionally, Centex issued guidance for its first fiscal quarter ending June 30, 2006 of $1.35 to $1.45 per fully diluted share from continuing operations.
     Centex’s senior management will conduct a conference call to discuss the fourth quarter fiscal year 2006 financial results at 10 a.m. Eastern Time (9 a.m. Central Time) on Thursday, April 27. The conference call, accompanied by a slide presentation, will be webcast simultaneously on the Centex Web site at http://www.centex.com. A replay of the call, as well as the presentation, will be archived on that site.
# # #
Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. Such statements include projections, forecasts, and plans and objectives of management for future operations and operating and financial performance, as well as any related assumptions. These statements are not historical facts or guarantees of future performance but instead represent only Centex’s belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which are outside of Centex’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties are described in greater detail in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (including under the captions “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), as well as recent Quarterly Reports on Form 10-Q, which are on file with the SEC and may be obtained free of charge through the Web site maintained by the SEC at http://www.sec.gov. The factors discussed in these reports include, but are not limited to, changes in national or regional economic or business conditions, including employment levels and interest rates, competition, shortages or price changes in raw materials or labor, and other factors that could affect demand for our homes, mortgage loans or construction services or the profitability of our operations. With respect to a possible sale of CHEC, although Centex has entered into a definitive agreement, there can be no assurance that a sale of CHEC will be completed, or if completed, as to the terms or timing of the transaction. Centex’s earnings guidance assumes that share repurchases will be made during the fiscal year. If repurchases are not made as anticipated, our earnings per share will be affected and may be lower. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. Centex makes no commitment, and disclaims any duty, to update or revise any forward-looking statement to reflect future events or changes in Centex’s expectations.
NOTE ATTACHMENTS:
(1) Revenues and Earnings by Lines of Business
(2) Condensed Consolidated Balance Sheets
(3) Condensed Consolidated Cash Flows
(4) Supplemental Home Building Data
(5) Housing Activity by Geographic Area
(6) Housing Activity Dollar Values by Geographic Area
(7) Supplemental Financial Services Data
(8) Supplemental Financial Data
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Attachment 1
Centex Corporation and Subsidiaries
Revenues and Earnings by Lines of Business
(Dollars in thousands, except per share data)

	Quarter Ended			Fiscal Year Ended
	March 31,			March 31,
	(unaudited)			(unaudited)
	2006	2005 (C)	Change	2006	2005 (C)	Change
Revenues
Home Building (A)	$3,980,967	$3,089,617	29%	$12,272,203	$9,359,741	31%
Financial Services (B)	118,498	106,110	12%	462,223	421,653	10%
Construction Services	445,705	406,690	10%	1,606,609	1,738,603	(8%)
Other (Including Intersegment Eliminations)	5,064	31,096	(84%)	58,634	152,888	(62%)

Total	$4,550,234	$3,633,513	25%	$14,399,669	$11,672,885	23%

Operating Earnings
Home Building (A)	$601,349	$524,889	15%	$1,905,812	$1,378,818	38%
Financial Services (B)	20,922	21,224	(1%)	84,465	95,972	(12%)
Construction Services	13,646	7,146	91%	26,838	23,524	14%
Other (Including Intersegment Eliminations)	(1,194)	(5,812)	79%	(9,400)	5,566	(269%)

Total Operating Earnings	634,723	547,447	16%	2,007,715	1,503,880	34%

Corporate General Expenses	(29,220)	(21,136)		(100,155)	(82,877)
Interest Expense	(3,362)	(5,270)		(12,067)	(19,348)

Earnings from Continuing Operations Before Income Taxes	602,141	521,041	16%	1,895,493	1,401,655	35%
Income Taxes	(226,370)	(186,966)		(674,472)	(502,113)

Earnings from Continuing Operations	375,771	334,075	12%	1,221,021	899,542	36%
Earnings (Loss) from Discontinued Operations, net (A, B)	15,998	35,673		68,292	111,822

Net Earnings	$391,769	$369,748	6%	$1,289,313	$1,011,364	27%

Earnings Per Share — Basic
Earnings per Share — Continuing Operations	$3.04	$2.61	16%	$9.62	$7.19	34%
Earnings (Loss) per Share — Discontinued Operations	0.13	0.28		0.54	0.89

Earnings Per Share — Basic	$3.17	$2.89	10%	$10.16	$8.08	26%

Earnings Per Share — Diluted
Earnings per Share — Continuing Operations	$2.92	$2.49	17%	$9.20	$6.79	35%
Earnings (Loss) per Share — Discontinued Operations	0.12	0.26		0.51	0.85

Earnings Per Share — Diluted	$3.04	$2.75	11%	$9.71	$7.64	27%

Average Shares Outstanding:
Basic	123,622,796	127,739,654	(3%)	126,870,887	125,226,596	1%
Diluted	128,732,705	134,248,349	(4%)	132,749,797	132,397,961	—%

(A)	Home Building excludes the United Kingdom Home Building operations which was sold in September, 2005 and is reflected in discontinued operations.

(B)	Financial Services excludes the Centex Home Equity operation which is to be sold under current agreement and is reflected in discontinued operations.

(C)	Certain prior year items have been reclassified to conform to current period classifications.

Attachment 2
Centex Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation (A)		Financial Services
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005	2006	2005
Assets
Cash -
Unrestricted	$47	$502	$37	$491	$10	$11
Restricted	135	88	71	53	64	35
Receivables -
Residential Mortgage Loans Held for Sale	2,130	1,775	—	—	2,130	1,775
Other Receivables	704	637	660	594	44	43
Inventories -
Homebuilding	8,828	6,439	8,828	6,439	—	—
Land Held Under Option Agreements not Owned	818	457	818	457	—	—
Other	12	33	6	27	6	6
Investments	310	164	965	736	—	—
Property and Equipment, net	183	141	161	117	22	24
Goodwill	219	217	207	205	12	12
Deferred Charges and Other Assets	469	379	430	333	39	46
Assets of Discontinued Operations	7,510	9,179	—	677	7,510	8,502

	$21,365	$20,011	$12,183	$10,129	$9,837	$10,454

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$2,760	$2,056	$2,658	$1,950	$93	$61
Debt
Non-Financial Services	3,982	3,108	3,982	3,108	—	—
Financial Services	2,077	1,696	—	—	2,077	1,696
Liabilities of Discontinued Operations	7,002	8,412	—	334	7,002	8,078
Minority Interests	532	458	531	456	1	2
Stockholders’ Equity	5,012	4,281	5,012	4,281	664	617

	$21,365	$20,011	$12,183	$10,129	$9,837	$10,454

(A)	In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets. We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and Centex Corporation has limited obligations with respect to the indebtedness of its Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 3
Centex Corporation and Subsidiaries
Condensed Consolidated Cash Flows
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries (A)		Centex Corporation (B)		Financial Services (A)
	For the Fiscal Year Ended March 31,		For the Fiscal Year Ended March 31,		For the Fiscal Year Ended March 31,
	2006	2005	2006	2005	2006	2005
Cash Flows — Operating Activities
Net Earnings	$1,289	$1,011	$1,289	$1,011	$119	$126
Adjustments -
Depreciation and Amortization	63	58	48	40	15	18
Other Noncash Adjustments	46	175	(39)	(61)	22	159
(Increase) Decrease in Loans Held for Sale	(354)	44	—	—	(354)	44
(Increase) Decrease in Inventories	(2,449)	(1,880)	(2,449)	(1,883)	—	3
Other Operating Activities	471	223	466	387	41	(200)

	(934)	(369)	(685)	(506)	(157)	150

Cash Flows — Investing Activities
Decrease (Increase) in Loans Held for Investment	952	(1,515)	—	—	952	(1,515)
Other Investing Activities	102	(98)	94	(51)	(11)	(11)

	1,054	(1,613)	94	(51)	941	(1,526)

Cash Flows — Financing Activities
Increase in Short-Term Debt, net	764	371	119	8	645	363
(Repayment) Issuance of Long-Term Debt, net	(728)	1,873	629	817	(1,357)	1,056
Other Financing Activities	(610)	67	(610)	67	(73)	(49)

	(574)	2,311	138	892	(785)	1,370

Effect of Exchange Rate on Cash	(1)	(5)	(1)	(5)	—	—

Net Decrease in Cash and Cash Equivalents	(455)	324	(454)	330	(1)	(6)
Cash and Cash Equivalents at Beginning of Period	503	179	491	161	12	18

Cash and Cash Equivalents at End of Period	$48	$503	$37	$491	$11	$12

(A)	Beginning and ending cash balances include approximately $1 million in cash from the discontinued operations of Financial Services’ Home Equity operations.

(B)	In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries cash flows. We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and Centex Corporation has limited obligations with respect to the indebtedness of its Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 4
Centex Corporation and Subsidiaries
Supplemental Home Building Data
(Dollars in thousands, except per unit data)
(unaudited)

	Quarter Ended March 31,				Fiscal Year Ended March 31,
	2006		2005		2006		2005
HOME BUILDING
Revenues — Housing	$3,890,256	100.0%	$2,909,274	100.0%	$11,920,634	100.0%	$9,007,148	100.0%
Cost of Sales — Housing	(2,782,087)	(71.5%)	(2,078,839)	(71.5%)	(8,458,995)	(71.0%)	(6,486,709)	(72.0%)

Gross Margin — Housing	1,108,169	28.5%	830,435	28.5%	3,461,639	29.0%	2,520,439	28.0%

Revenues — Land Sales & Other	90,711		180,343		351,569		352,593
Cost of Sales — Land Sales & Other	(100,823)		(107,306)		(296,938)		(261,394)

Gross Margin — Land Sales & Other	(10,112)		73,037		54,631		91,199

Total Gross Margin	1,098,057	27.6%	903,472	29.2%	3,516,270	28.7%	2,611,638	27.9%

Selling, General & Administrative	(515,432)	(12.9%)	(392,863)	(12.7%)	(1,696,456)	(13.8%)	(1,301,606)	(13.9%)

Other Income	18,724	0.4%	14,280	0.5%	85,998	0.6%	68,786	0.7%

Operating Earnings	$601,349	15.1%	$524,889	17.0%	$1,905,812	15.5%	$1,378,818	14.7%

Units Closed	12,336		10,126		39,232		33,387

Average Unit Sales Price	$315,358		$287,307		$303,850		$269,780
% Change	9.8%		17.1%		12.6%		11.3%

Operating Earnings per Unit	$48,747		$51,836		$48,578		$41,298
% Change	(6.0%)		41.4%		17.6%		29.8%

Average Neighborhoods	646		613		626		589
% Change	5.4%		10.1%		6.3%		5.6%
LOT POSITION

	As of March 31,
	2006	2005	Change
Lot Owned and Controlled:

Lots Owned	108,828	96,945	12%

Lots Controlled	186,893	168,350	11%

Total	295,721	265,295	11%

Attachment 5
Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Units) by Geographic Area

	Closings
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2006	2005	Change	2006	2005	Change
Mid-Atlantic	2,079	1,839	13%	7,182	5,823	23%

Southeast	2,510	1,992	26%	7,235	5,879	23%

Midwest	2,159	1,821	19%	7,153	6,712	7%

Southwest	3,354	2,816	19%	10,720	9,158	17%

West Coast	2,234	1,658	35%	6,942	5,815	19%

	12,336	10,126	22%	39,232	33,387	18%

	Sales (Orders) Backlog
	As of March 31,
	2006	2005	Change
Mid-Atlantic	3,073	3,461	(11%)

Southeast	4,116	5,006	(18%)

Midwest	2,755	3,273	(16%)

Southwest	4,094	3,688	11%

West Coast	3,349	3,161	6%

	17,387	18,589	(6%)

	Sales (Orders)
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2006	2005	Change	2006	2005	Change
Mid-Atlantic	1,785	1,883	(5%)	6,833	6,483	5%

Southeast	1,470	2,006	(27%)	6,345	7,178	(12%)

Midwest	1,840	2,128	(14%)	6,596	6,593	—%

Southwest	2,765	3,363	(18%)	11,126	9,977	12%

West Coast	2,068	1,834	13%	7,130	6,331	13%

	9,928	11,214	(11%)	38,030	36,562	4%

Attachment 6
Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Values) by Geographic Area

	Housing Revenues - Closings
	(Dollars in thousands)
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2006	2005	Change	2006	2005	Change
Mid-Atlantic	$708,838	$564,217	26%	$2,422,302	$1,700,818	42%

Southeast	752,802	532,750	41%	2,089,115	1,506,468	39%

Midwest	485,262	397,463	22%	1,583,002	1,431,825	11%

Southwest	748,355	513,053	46%	2,119,540	1,557,119	36%

West Coast	1,194,999	901,791	33%	3,706,675	2,810,918	32%

	$3,890,256	$2,909,274	34%	$11,920,634	$9,007,148	32%

	Sales (Orders) Backlog Value
	(Dollars in thousands)
	As of March 31,
	2006	2005	Change
Mid-Atlantic	$1,044,086	$1,227,296	(15%)

Southeast	1,350,484	1,458,037	(7%)

Midwest	644,140	725,950	(11%)

Southwest	968,250	804,248	20%

West Coast	1,766,748	1,725,896	2%

	$5,773,708	$5,941,427	(3%)

Attachment 7
Centex Corporation and Subsidiaries
Supplemental Financial Services Data
CTX Mortgage Company

	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2006	2005	Change	2006	2005	Change
Originations
Builder	8,884	6,829	30%	27,364	22,517	22%
Retail	8,291	9,416	(12%)	43,319	44,816	(3%)

Total	17,175	16,245	6%	70,683	67,333	5%

Applications
Builder	7,393	7,301	1%	27,765	24,631	13%
Retail	8,546	10,421	(18%)	38,521	39,848	(3%)

Total	15,939	17,722	(10%)	66,286	64,479	3%

Loan Volume (in billions)	$3.99	$3.38	18%	$15.83	$13.04	21%

Average Loan Size	$232,300	$208,200	12%	$223,900	$193,600	16%

Operating Profit per Loan	$1,218	$1,306	(7%)	$1,195	$1,425	(16%)

Attachment 8
Centex Corporation and Subsidiaries
Supplemental Financial Data — Debt-to-Capitalization Ratio
(Dollars in millions)

	As of March 31, 2006	As of March 31, 2005	As of March 31, 2004
Debt/Capitalization *
Debt	$3,982	$3,108	$2,318
Minority Interests	531	456	335
Less Minority Interests on Lot Options	(492)	(416)	(333)
Stockholders’ Equity	5,012	4,281	3,050

Capitalization	9,033	7,429	5,370
Less Unrestricted Cash	(37)	(491)	(160)

Net Capitalization	$8,996	$6,938	$5,210

Debt-to-Capitalization Ratio	44.1%	41.8%	43.2%

Net Debt-to-Capitalization Ratio	43.9%	37.7%	41.4%

Consolidated Debt/Capitalization **
Debt	$6,059	$4,804	$3,995
Minority Interests	532	458	336
Less Minority Interests on Lot Options	(492)	(416)	(333)
Stockholders’ Equity	5,012	4,281	3,050

Capitalization	11,111	9,127	7,048
Less Unrestricted Cash	(47)	(502)	(171)

Net Capitalization	$11,064	$8,625	$6,877

Consolidated Debt-to-Capitalization Ratio	54.5%	52.6%	56.7%

Consolidated Net Debt-to-Capitalization Ratio	54.3%	49.9%	55.6%

*	Capitalization includes debt, minority interest (excluding lot options), and stockholders’ equity. Capitalization presented above reflects Financial Services on an equity basis and does not include debt attributable to Financial Services.

**	Consolidated capitalization includes debt, minority interest (excluding lot options), and stockholders’ equity, including Financial Services.

Net debt-to-capitalization ratios are provided reflecting net capitalization, including net debt (debt less unrestricted cash), minority interest (excluding lot options), and stockholders’ equity. See Attachments 2 and 3 of the Earnings Release for more information.